Exhibit 99.1

Multi-Color Corporation Issues First Quarter Outlook

Cincinnati, Ohio, June 28, 2004—Multi-Color Corporation (Nasdaq:LABL) today announced a preliminary outlook of financial results for the first quarter ending June 30, 2004, as follows:

•	Revenues for the quarter are expected to be slightly below revenues of $29.1 million for the FY2004 first quarter, ended June 30, 2003;

•	Diluted earnings per share for the FY2005 first quarter are expected to be within a range of 13 to 16 cents, compared with diluted earnings per share of 25 cents for the FY2004 first quarter (adjusted for a 3-for-2 stock split in November 2003).

Frank Gerace, President and CEO of Multi-Color said, “Three key factors have contributed to what we expect will be a disappointing quarter. They are as follows:

•	a delay of anticipated sales orders from a major customer,

•	operating inefficiencies at our plant in Scottsburg, IN, related to the integration of our Las Vegas shrink sleeve label operations and

•	start-up expenses to achieve compliance with new accounting and financial control provisions of the Sarbanes-Oxley Act.”

To address these factors Multi-Color’s response included the following:

•	The Company expects the sales order shortfall to be made up in the second quarter as this customer returns to their normal purchasing pattern.

•	It has taken longer than expected to smoothly integrate the Las Vegas shrink sleeve production into our major plant in Scottsburg, IN. However, we have continued to meet or exceed all customer commitments. Recent changes in both management and operations are now showing that the Company is beginning to realize the anticipated benefits from this more efficient plant.

•	We are projecting the cost of Sarbanes-Oxley compliance to decrease throughout the year.

“While the combined effect of these events will significantly affect our first-quarter results,” Gerace added, “I remain confident that fiscal 2005 will be another good year for Multi-Color, and that we will capture substantial cost savings from the recent consolidation of our facilities. Our new gravure printing press will go online in Scottsburg, IN next quarter, our sales outlook has improved in recent weeks and by month-end we are renewing our acquisition loan and expanding our long-term financing to support our growth strategy. I am optimistic that Multi-Color can achieve the long-term revenue and earnings growth objectives that I have outlined in the past.”

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Multi-Color Corporation

June 28, 2004

Multi-Color expects to release its FY2005 first quarter financial results on July 22, 2004, and hold a conference call with investors to discuss those results at 11 a.m. ET on July 23, 2004. For access to the conference call, please dial 1-800-884-5695 (code 54822788) by 10:45 a.m. (ET). A replay of the conference call will be available from 1:00 p.m. (ET) on July 23, 2004 until midnight (ET) on July 30, 2004 at 1-888-286-8010 (code 74064038). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com . Listeners should go to the web site prior to the call to register and to download any necessary audio software.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has six manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

Safe Harbor Statement

Forward-looking statements in this release including, without limitations, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Dawn H. Bertsche

Vice President-Finance, CFO

Multi-Color Corporation

(513) 345-1108

info@mcclabel.com